Exhibit 28 (j)(12) under Form N-1A
Exhibit 23 under Item 601/Reg.S-K

KPMG LLP                    Telephone +1 617 988 1000
99 High Street                   Fax +1 617 507 8321
Boston, MA  02110-2374            Internetwww.us.kpmg.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and
Board of Trustees of
Federated Equity Funds:

We consent to the use of our report dated January 22, 2010, with respect to the financial statements of the Federated InterContinental Fund and Federated International Strategic Value Fund, each a portfolio of Federated Equity Funds, as of November 30, 2009, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Independent Registered Public Accounting Firm”, “Addresses”, and “Appendix” in the statements of additional information.

Boston, Massachusetts
January 22, 2010